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                                                                   EXHIBIT 10(n)

                   OFFICER SPLIT DOLLAR TAX MATTERS AGREEMENT

                  THIS AGREEMENT ("Agreement") is made and entered into as of the date set forth below, by and between ENERGEN CORPORATION, an Alabama corporation ("Energen"), and the party identified below as the "Participant".


                  Date:             May 15, 2000

                  Participant:      SAMPLE EMPLOYEE


                              W I T N E S S E T H:

                  WHEREAS, the Participant and Energen have entered into a Split Dollar Insurance Agreement dated May 15, 2000 Dollar Agreement") under the Energen Corporation Officer Split Dollar Life Insurance Plan; and

                  WHEREAS, the parties desire to set forth their understanding with respect to certain tax matters related to the Split Dollar Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, Energen and Executive hereby agree as follows:

                  Section 1. Definitions. Terms defined in the Split Dollar Agreement shall have the same meanings for purposes of this Agreement. In addition, the following words and terms shall have the following meanings for purposes of this Agreement.

                  (a) "Cut-Off Date" means the earlier of (i) the date of termination of the Split Dollar Agreement or (ii) the date specified by Energen as the Cut-Off Date pursuant to Section 7.

                  (b) "Income Tax Liability" means federal, state and local employment and income tax liability, attributable to the Split Dollar Agreement, excepting Premium Tax Liability.

                  (c) "Interest Liability" means any interest and/or penalty liability attributable to failure to timely report and/or pay Income Tax Liability and/or such interest and/or penalty liability. The foregoing notwithstanding, Interest Liability does not include any amounts accruing subsequent to the thirtieth day following a final non-appealable determination that such Income Tax Liability exists.

                  (d) "Policy Split Value" means the Participant's interest in the Policy's cash surrender value upon termination of the Split Dollar Agreement.


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                  (e)      "Premium Tax Liability" means tax on the value of the
economic benefit attributable to the life insurance protection provided to the Participant under the Split Dollar Agreement.

                  (f) "Professional Fees" means all legal, accounting and other professional fees and expenses which Participant may reasonably incur (i) as a result of any contest (regardless of the outcome thereof) by Energen, Participant or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Participant about the amount of any payment pursuant to this Agreement) or (ii) as a result of any contest by a taxing authority of Participant's tax treatment of the Split Dollar Agreement to the extent such tax treatment is consistent with Section 2(a).

                  (g) "Tax Basis" means the aggregate income upon which federal Income Tax Liability has been incurred by the Participant for tax periods ending before the Cut-Off Date.

                  (h) "Tax Liability" means Income Tax Liability and/or Interest Liability.

                  (i) "Taxes" mean all federal, state, and local, employment and income taxes payable or withheld with respect to Premium Tax Reimbursements, Interest Reimbursements, Value Reimbursements and/or Professional Fee Reimbursements (as defined in Sections 3, 4, 5 and 6). For purposes of determining the amount of applicable Taxes the Participant shall be deemed to pay:

                           (i)      federal income taxes at the highest
                                    applicable marginal rate of federal income taxation for the calendar year in which the applicable Reimbursement is to be made, and

                           (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the applicable Reimbursement is to be made, net of the reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

                  Section 2.        Tax Position.

                           (a)      The parties anticipate that the Participant
will have no Tax Liability for tax periods ending before the Cut-Off Date.

                           (b)      The foregoing notwithstanding, neither party
makes any warranty or representation whatsoever to the other with respect to the tax consequences that may flow from the Split Dollar Agreement or with respect to what positions the parties may take on their respective tax returns.

                 Section 3. Premium Tax Reimbursement. In the event that the Participant incurs Premium Tax Liability for tax periods ending before the Cut-Off Date, then Energen shall promptly make a payment to the Participant (the "Premium Tax Reimbursement") in the amount sufficient to


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result in the net amount of the Premium Tax Reimbursement retained by the
Participant after deduction of applicable Taxes being equal to the Premium Tax Liability.

                 Section 4. Interest Reimbursement. In the event that the Participant incurs Interest Liability for tax periods ending before the Cut-Off Date, then Energen shall promptly make a payment to the Participant (the "Interest Reimbursement") in the amount sufficient to result in the net amount of the Interest Reimbursement retained by the Participant after deduction of applicable Taxes being equal to the Interest Liability.

                 Section 5. Value Reimbursement. In the event that the Policy Split Value is less than the Tax Basis, then Energen shall promptly make a payment to the Participant (the "Value Reimbursement") in the amount sufficient to result in the net amount of the Value Reimbursement retained by the Participant after deduction of applicable Taxes being equal to the amount by which the Tax Basis exceeds the Policy Split Value. Upon such payment, the "Executive's Policy Interest" under the Addendum to Executive Retirement Supplement Agreement shall be increased to include the amount by which the Tax Basis exceeds the Policy Split Value.

                 Section 6. Professional Fee Reimbursement. In the event that the Participant incurs Professional Fees, Energen shall promptly make a payment (the "Professional Fee Reimbursement") to the Participant in the amount sufficient to result in the net amount retained by the Participant after deduction of applicable Taxes being equal to the Professional Fees.

                 Section 7. Cut-Off Date. By written notice delivered to the Participant, Energen may specify any date subsequent to the date of the notice as the Cut-Off date.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PARTICIPANT                                  ENERGEN CORPORATION




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SAMPLE EMPLOYEE                              Vice President - Human Resources


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